Press Release
FOR IMMEDIATE RELEASE
Contact: Michael D. Devlin
Guy Hackney
 Telephone: (609) 465-5600

CAPE BANCORP, INC.
ANNOUNCES ANNUAL MEETING AND CASH DIVIDEND

February 25, 2013, Cape Bancorp, Inc. (NASDAQ Global Select: CBNJ) announced that the 2013 Annual Meeting of Shareholders will be held April 22, 2013 at 9:00 a.m. at The Greate Bay Country Club, 901 Mays Landing Road, Somers Point, New Jersey.  Stockholders of record at the close of business on March 5, 2013 are entitled to vote at this meeting, and any adjournments thereof.

In addition, on Friday, February 22, 2013 Cape Bancorp, Inc. announced that its Board of Directors declared a cash dividend of $0.05 per common share.  The dividend will be paid on or about March 22, 2013, to stockholders of record as of the close of business on March 8, 2013.

“We continue to see Cape Bank experiencing gains in core earnings and the reduction of troubled credits,” said Michael D. Devlin, President and Chief Executive Officer of the Company and Cape Bank.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or Cape Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or Cape Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or Cape Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.